Exhibit 5

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, New York 10036-6522

February 12, 2003

NTL Incorporated
110 East 59th Street, 26th Floor
New York, New York 10022

Re: NTL Incorporated Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as special counsel to NTL Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”) relating to the registration for resale of:

     (a) 10,334,468 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issued pursuant to the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, dated July 15, 2002 (as confirmed on September 5, 2002 and subsequently modified, the “Plan”), held by certain holders of Common Stock that are parties to, or otherwise entitled to the benefits of, the Equity Registration Rights Agreement, dated as of January 9, 2003, by and among the Company, and certain holders of shares of Common Stock named therein;

     (b)  500,000 shares (the “Purchased Shares”) of Common Stock issued pursuant to the Purchase Agreement, dated January 9, 2003, by and among the

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February 12, 2003

Company, the Guarantors listed on the signature pages thereto and the initial purchasers of the Company’s 19% Senior Secured Notes due 2010 (the “Purchase Agreement”); and

     (c)  the shares (the “Warrant Shares”) of Common Stock issuable upon exercise of up to 6,370,689 Series A warrants, each initially exercisable for one share of Common Stock (the “Series A Warrants”) pursuant to the Warrant Agreement, dated January 10, 2003, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agreement”).

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

     (i)  the Registration Statement, as filed with the Commission on the date hereof;

     (ii)  an executed copy of the Purchase Agreement;

     (iii)  a specimen certificate representing the Common Stock;

     (iv)  the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect;

     (v)  the Amended and Restated By-Laws of the Company, as amended to date and currently in effect;

     (vi)  the Plan;

     (vii)  the Order under 11 U.S.C. § 1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, dated September 5, 2002 of the United States Bankruptcy Court for the Southern District of New York;

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February 12, 2003

     (viii)  executed copies of the Cross-Receipts, dated January 9, 2002, relating to the issuance of the Purchased Shares and the receipt of payment therefor;

     (ix)  an executed copy of the Warrant Agreement; and

     (x)  a specimen certificate representing the Series A Warrants.

     We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth in paragraph 2 below, we have assumed that the certificates representing the Warrant Shares will conform to the specimen certificate examined by us and will be countersigned by a duly authorized officer of the transfer agent for the Common Stock and duly registered by the registrar for the Common Stock in the share record books of the Company.

     Members of our firm are admitted to the bar in the State of New York and do not express any opinion as to the laws of any jurisdiction other than the

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February 12, 2003

corporate laws of the State of Delaware, and do not express any opinion as to the effect of any other laws on the opinions stated herein.

     Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     1.     The Plan Shares and Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     2.     The Warrant Shares, if and when the Series A Warrants are exercised in accordance with their terms and the terms of the Warrant Agreement, will have been duly authorized and will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP